EXHIBIT 4.5
CERTIFICATE OF DESIGNATION
ESTABLISHING THE
SERIES B CONVERTIBLE PREFERRED STOCK
OF
Viseon, inc.
     VISEON, INC., a corporation organized and existing under the Nevada Revised Statutes (the “Company”),
     DOES HEREBY CERTIFY:
     That, pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Articles of Incorporation of the Company, and pursuant to the provisions of Chapter 78-315, 78-915, and 78-1955 of the Nevada Revised Statutes, the Board, by unanimous written consent on August ___, 2005, adopted the following resolution providing for the rights, designation, number, powers, preferences, limitations, restrictions, relative rights, and other matters relating to a series of preferred stock of the Company (the “Preferred Stock”):
     RESOLVED, that the Company amend Article Five of its Articles of Incorporation to create and issue a series of Preferred Stock to be designated the “Series B Convertible Preferred Stock” by adding the following subsections to Article Five, and that the Board does hereby fix and determine the rights, designation, number, powers, preferences, limitations, restrictions, and relative rights and other matters relating to such shares of Series B Convertible Preferred Stock as follows:
     1. Designation and Number.
     A series of the preferred stock, designated the “Series B Convertible Preferred Stock,” $0.01 par value, (the “Series B Preferred Stock”), is hereby established. The number of shares of the Series B Preferred Stock shall be Five Hundred (500). For the purposes of these Articles of Incorporation, the original issue price of the Series B Preferred Stock shall be deemed to be Twenty-Five Thousand Dollars ($25,000) per share (the “Original Issue Price”). The rights, preferences, privileges and restrictions granted to and imposed on the Series B Preferred Stock are as set forth in this Article Five.
     2. Ranking.
     The Series B Preferred Stock shall rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, (i) senior to the Common Stock, par value $.01 per share, of the Company (the “Common Stock”) and to each other class or series of stock of the Company (including any series of preferred stock established after August ___, 2005 by the Board of Directors) the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”); (ii) on a parity with the Series A Preferred Stock and any equity security, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”); and (iii) junior to any equity security, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as “Senior Equity Securities”). Nothing in this Section 2 shall be deemed to limit the approval rights in Section 6(B).
     3. Dividends.
     (A) The holders of shares of the Series B Preferred Stock shall be entitled to receive dividends, accruing from the date of issuance (the “Series B Preferred Stock Issue Date”) or the most recent Dividend Payment Date on which dividends have been paid at the rate per annum of 10% of the Liquidation Preference per share (equivalent to Twenty-Five Hundred Dollars (2,500) per annum per share of Series B Preferred Stock, as adjusted for splits, reverse splits, stock dividends, share combinations and the like), payable quarterly in arrears on each May 1, August 1, November 1, and February 1, commencing on November 1, 2005 (each a “Dividend Payment Date”). If any Dividend Payment Date is not a Business Day, such payment shall be made on the next succeeding Business Day, to the holders of record as of the preceding Dividend Payment Date, which shall be the record date for determining Holders to receive such dividends (each, a “Record Date”). Dividends payable on the Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis.
     (B) Dividends payable on the Series B Preferred Stock shall be paid in either (i) immediately available cash funds or (ii) in shares of Common Stock of the Company, so long as such shares are duly authorized, fully paid, non-assessable With the exception of the dividend payable on the November 1, 2005 Dividend Payment Date, the Company shall not pay any dividend on the shares of Series B Preferred Stock in shares of its Common Stock unless on the relevant Dividend Payment Date there is an effective registration statement under the Securities Act of 1933, as amended, permitting the resale of the shares of Common Stock to be issued in payment of such dividend. The Company may elect to pay any dividend payable on the November 1, 2005 Dividend Payment Date in shares of Common Stock of the Company without regard to such shares being subject to an effective registration statement, provided that the Company includes any such shares of Common Stock so issued as being offered for sale in the registration statement filed by the Company pursuant to Section 2 of the Registration Rights Agreements. If the Company elects to make the payment of any dividend in cash, the Company shall provide written notice thereof to all Holders of Series B Preferred Stock as of the applicable Record Date by depositing the same with the United States Postal Service with postage prepaid for delivery by first class mail to such Holders’ addresses as appeared on the Company’s books on the Record date, no less than fifteen (15) calendar days prior to the applicable Dividend Payment Date. Unless the Company elects to pay a dividend in cash, dividends shall be paid, subject to the foregoing, in shares of Common Stock equal in number to the number of shares of Common Stock that the dividend payment, if paid in cash, would purchase at a purchase price equal to the average daily Closing Price of the Company’s Common Stock for the five consecutive Trading Days immediately preceding the Dividend Payment Date, and the Company shall pay such dividend, including all shares (and any cash adjustment) within five Business Days of the Dividend Payment Date for which such payment in shares of Common Stock applies. In lieu of any fractional share of Common Stock which would otherwise be issued in payment of a dividend on a Dividend Payment Date, the Company shall pay a cash adjustment in respect of such fractional interest in an amount in cash (computed to the nearest cent) equal to the Closing Price on the applicable Dividend Payment Date multiplied by the fractional interest to the nearest 1/100th of a percent that otherwise would have been issued in payment of such dividend. On each Dividend Payment Date all dividends which shall have accrued on each share of Series B Preferred Stock outstanding on such Dividend Payment Date shall accumulate and be deemed to become “due” whether or not there shall be funds legally available for payment thereof. Any dividend paid in cash which shall not be paid on the Dividend Payment Date on which it shall become due (whether because of the absence of legally available funds for the payment thereof or otherwise) shall be deemed to be “past due” until such dividend shall be paid or until the share of Series B Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. Any dividend paid in shares of Common Stock of the Company which shall not be paid on the Dividend Payment Date on which it shall become due (without regard to the reason for such failure) shall be deemed to be “past due” on the fifth Business Day following the Dividend Payment Date and shall remain “past due” until such dividend shall be paid or until the share of Series B Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. No interest, sum of money in lieu of interest, other property or other securities shall be payable on or as a result of any dividend payment or payments being past due. Dividends paid on shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. If the Company intends to pay any dividend in shares of Common Stock, to the extent any holder of record of Series B Preferred Stock has previously filed a Schedule 13(g), the Company shall notify each such holder of such intention at least fifteen days prior to the applicable Dividend Payment Date. As soon as practicable following receipt of such notice, but in any event no later than five days prior to the applicable Dividend Payment Date, any such holder to whom such dividend payment must be paid in cash pursuant to clause (i) or (ii) below shall warrant to the Company the number of shares of Common Stock beneficially owned by such holder and advise the Company of the applicability of clause (i) or (ii) of the following sentence to such holder. Notwithstanding anything herein to the contrary, in no event shall a holder of Series B Preferred Stock have the right or be required to receive dividends payable in Common Stock, and such holder shall instead be entitled to receive payment of dividends under this Section 3(B) in cash, (i) to the extent, and only to the extent, that as a result of the dividend, the aggregate number of shares of Common Stock beneficially owned by such holder, its affiliates and any “group” (as defined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) of which the holder may be deemed to be a party would exceed 4.99% of the outstanding shares of the Common Stock following such issuance or (ii) to the extent, and only to the extent, that prior to such dividend, the aggregate number of shares of Common Stock beneficially owned by such holder, its affiliates and any “group” (as defined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) of which the holder may be deemed to be a party exceeds 4.99% of the outstanding shares of the Common Stock (such provisions of clauses (i) and (ii) of this sentence “the 4.99% Restriction”). For purposes of this Section 3(B), beneficial ownership shall be calculated in accordance with Sections 13(d) and Section 16(a) of the Exchange Act. The provisions of the 4.99% Restriction contained in this Section 3(B) may be waived by a holder as to itself (and solely as to itself) (i) prior to or contemporaneously with any issuance of the Series B Preferred Stock or (ii) upon not less than sixty-five (65) days, prior written notice to the Company, and the provisions of this Section 3(B) shall continue to apply until such 65th day (or later, if stated in the notice of waiver).
     (C) If dividends are not paid in full, or declared in full and sums set aside for the payment thereof, upon the Series B Preferred Stock and any Parity Securities, subject to the prior rights of holders of any Senior Equity Securities, all dividends declared upon shares of the Series B Preferred Stock and such Parity Securities will when, as and if declared, be declared pro rata so that in all cases the amount of dividends declared and paid per share on the Series B Preferred Stock and such Parity Securities will bear to each other the same ratio that accumulated dividends per share on the shares of Series B Preferred Stock and such Parity Securities bear to each other. Except as set forth above, unless full cumulative dividends on the Series B Preferred Stock have been paid, or declared and sums set aside for the payment thereof, dividends (other than in Common Stock or other Junior Securities) may not be paid, or declared and sums set aside for payment thereof, and other distributions may not be made upon the Common Stock or other Junior Securities, subject to the additional limitations contained in Section 6(B); and no shares of Common Stock nor any other Junior Securities may be redeemed, purchased or otherwise acquired for any consideration by the Company (except by conversion into or exchange for other Junior Securities).
     (D) Dividends on the Series B Preferred Stock shall accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate.
     (E) In the event that the Company pays a dividend, or makes a distribution, to the holders of its Common Stock (other than a dividend or distribution of Common Stock which results in an adjustment to the Conversion Price pursuant to Section 4(E), the holders of the Series B Preferred Stock shall, in addition to the distribution they are entitled to receive pursuant to the foregoing provisions of this Section 3, be entitled to participate in such dividend or distribution along with the holders of the Common Stock on an as converted basis.

     (F) Any reference to “distribution” contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, winding-up or dissolution of the Company, as to which Section 5 shall apply.
     4. Conversion. To the extent not previously paid, all accumulated and past due dividends or distributions on shares of Series B Preferred Stock, whether or not declared by the Company, if any, shall be paid concurrently with any Conversion under this Section 4.
     (A) Optional Conversion
     (i) Subject to and upon compliance with the provisions of this Section 4, each share of Series B Preferred Stock shall, at the option of the holder thereof, be convertible at any time into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as is determined by dividing (x) the sum of the Original Issue Price, plus, to the extent not paid in cash on the Business Day following the receipt of the notice of conversion, all accrued and unpaid dividends on such shares, by (y) the Conversion Price (as defined in Section 4(E)) in effect at the time of conversion).
     (ii) To convert Series B Preferred Stock, the holder of one or more shares of Series B Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at any of the offices or agencies to be maintained for such purpose by the Company and shall give written notice of conversion in the form provided on such shares of Series B Preferred Stock (or such other notice as is acceptable to the Company) to the Company at such office or agency that the holder elects to convert the shares of Series B Preferred Stock specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Common Stock, which shall be issuable in such conversion, shall be issued. Each certificate representing a share of Series B Preferred Stock surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share is registered, be accompanied by (A) instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or his duly authorized attorney, (B) an amount sufficient to pay any transfer or similar tax, if applicable, and (C) only if the conversion shares are to be registered in the name of a person or entity other than the holder, an opinion of counsel reasonably satisfactory to the Company that the issuance of the shares issuable on conversion are exempt from the registration requirements of the Securities Act. Within three (3) Business Days after the surrender of certificates representing such shares of Series B Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Company shall issue and shall deliver at such office or agency to such holder, or as designated in such holder’s written instructions, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such share of Series B Preferred Stock in accordance with the provisions of this

Section 4 and a check or cash in respect of any fractional interest in a share of Common Stock arising upon such conversion, as provided in Section 4(C).
     (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Series B Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be based upon the Conversion Price in effect at such time on such date, unless the stock transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be based upon the Conversion Price in effect on the date upon which certificates representing such shares of Series B Preferred Stock shall have been surrendered and such notice received by the Company.
(B) Mandatory Conversion
     (i) Each share of Series B Preferred Stock outstanding on the Mandatory Conversion Date (as defined herein) shall automatically and without any action on the part of the holder thereof, convert into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as is determined by dividing (x) the sum of the Original Issue Price, plus, to the extent not paid in cash on the Business Day following the receipt by the Company of certificates representing such shares of Series B Preferred Stock, all accrued and unpaid dividends on such shares, by (y) the Conversion Price in effect at the time of conversion. The term “Mandatory Conversion Date” is the date, if any, on which the average Closing Price for the shares of Common Stock has been $3.00 (subject to adjustment as set forth in this Section 4(B)(i)) or more and the average trading volume of the shares of Common Stock has been 100,000 shares (as adjusted upwards for stock splits, stock dividends and the like) or more during the same twenty (20) consecutive Trading Days during any such twenty (20) day period commencing on or after the first Trading Day that is more than one hundred eighty days following the Issue Date (the “Trigger Period”).
     (ii) It shall be an absolute condition to any mandatory conversion that the Registration Statement shall be effective, with no stop-order, and with no suspensions of resales thereunder, during the entire twenty (20) Trading Day period of the Trigger Period.
     (iii) The $3.00 average Closing Price (the “Trigger Amount”) shall be subject to adjustment in the event that the Company shall (i) pay a dividend or make a distribution on its Common Stock, each in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, by multiplying the Trigger Amount by a fraction, the numerator of which is the number of outstanding shares of Common Stock immediately prior to giving effect to such dividend, distribution, subdivision, or combination and the denominator of which is the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, subdivision, or combination.
     (iv) On the Mandatory Conversion Date, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock unless certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of the Series B Preferred Stock pursuant to this Section 4(B), the holders of the Series B Preferred Stock shall surrender the certificates representing the Series B Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall deliver the shares of Common Stock issuable upon such conversion within three (3) Business Days following the date on which the Company receives the applicable certificates for the Series B Preferred Stock from the holder.
     (v) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any share of Series B Preferred Stock, the Company shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price on the Business Day immediately following the day of conversion multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.
     (C) Holders of Series B Preferred Stock at the close of business on a Record Date will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date.
     (D) The “Conversion Price” shall mean and be One Dollar ($1.00), subject to adjustment from time to time by the Company as follows:

     (i) In case the Company shall (a) pay a dividend or make a distribution on its Common Stock, each in shares of Common Stock, (b) subdivide its outstanding shares of Common Stock into a greater number of shares, (c) combine its outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock any shares of capital stock of the Company, then in each such case the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company which such holder would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive, absent manifest error or absence of good faith, and shall be described in a statement filed by the Company with the Transfer Agent) shall determine, in good faith, the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.
     (ii) If the Company, at any time after the Series B Preferred Stock Issue Date and while any share of Series B Preferred Stock has not been converted and otherwise remains outstanding:
(a) issues or sells, or is deemed to have issued or sold, any Common Stock, other than Excluded Shares;
(b) in any manner grants, issues or sells any rights, options, warrants, options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock other than Excluded Shares (such rights, options or warrants being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”); or
(c) in any manner issues or sells any Convertible Securities other than Excluded Shares;
for
(1)	with respect to paragraph (ii)(a), a price per share, or

(2)	with respect to paragraphs (ii)(b) and (ii)(c), a price per share including the consideration per share paid on issuance and exercise of the Option or Convertible Securities for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price then in effect immediately prior to such issuance, sale or grant, then, concurrently with such issuance, sale or grant, the Conversion Price shall be reduced to the amount of the consideration per share received by the Company for such issue or deemed issue of the additional shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $.01 of consideration for all such additional shares of Common Stock issued or deemed to be issued. No modification of the issuance terms shall be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Options or Convertible Securities. If there is a change at any time in (i) the exercise price provided for in any Options, (ii) the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change the Conversion Price shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.
     (iii) In case the Company shall, by dividend or otherwise, distribute to all holders of its outstanding Common Stock any capital stock (other than Common Stock), evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities of the Company (excluding those referred to in subsection (ii) of this Section 4(E) and dividends or distributions payable in stock for which adjustment is made pursuant to subsection (i) of this Section 4(E) and dividends and distributions or rights or warrants to subscribe for or purchase securities of the Company paid in cash out of the retained earnings of the Company and distributions upon mergers or consolidations to which Section 4(i) applies), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the average Closing Price of the Common Stock for the twenty (20) consecutive Trading Days preceding the record date less the fair market value on such record date (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed by the Company with the Transfer Agent) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Common Stock or of such subscription rights or warrants applicable to one share of Common Stock, and of which the denominator shall be such average Closing Price of the Common Stock for the twenty (20) consecutive Trading Days preceding the record date. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.
     For the purposes of this Section 4(E), the consideration for the issue or sale of any securities of the Company shall, irrespective of the accounting treatment of such consideration, (x) insofar as it consists of cash, be computed at the net amount of cash received by the Company, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale, and (y) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Company.
     No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least one percent of such price; provided, however, that any adjustment which by reason of this subsection (iv) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4(E) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 4(E) to the contrary notwithstanding, the Company shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 4(E), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable to the recipients.
     Whenever the Conversion Price is adjusted as herein provided, (A) the Company shall promptly file with the Transfer Agent a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (B) the Company shall also mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series B Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price. The Transfer Agent shall not be under any duty or responsibility with respect to the certificate required by this subsection (v) except to exhibit the same to any holder of shares of Series B Preferred Stock who requests to inspect it. The Corporation shall also, upon the written request of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the adjusted Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series B Preferred Stock.

     In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of this Section 4(E), the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section.
(E) In case:
     (i) the Company shall take any action which would require an adjustment in the Conversion Price pursuant to Section 4(E); or
     (ii) the Company shall authorize the granting to the holders of its Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights; or
     (iii) there shall be any reorganization or reclassification of the Common Stock or any merger or consolidation to which the Company is a party or any sale or transfer of all or substantially all of the property and assets of the Company; or
     (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;
then in each such case the Company shall cause to be given to the holders of shares of Series B Preferred Stock and the Transfer Agent as promptly as possible, but in any event at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, merger, consolidation, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, dissolution, liquidation or winding-up. Notwithstanding anything contained herein to the contrary, each holder shall have the right to convert the Series B Preferred Stock held by such holder in accordance with Section 4 hereof at any time prior to the end of the Business Day immediately preceding the date on which such reorganization, reclassification, merger, consolidation, sale, transfer, dissolution, liquidation or winding-up shall be effective or occur.
     (F) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Common Stock deliverable upon conversion above the number thereof previously reserved and available therefor, the Company shall take all such action so required. For purposes of this Section 4(G), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series B Preferred Stock were held by a single holder.
     Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the shares of Series B Preferred Stock, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.
     (G) The Company shall pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.
     (H) Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Company is a party (other than a merger or consolidation in which the Company, is the continuing entity and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another entity), or in the case of any sale or transfer of all or substantially all of the Company’s property and assets to another entity, there will be no adjustment of the Conversion Price, and lawful provision shall be made by the entity formed by such consolidation or the entity whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Common Stock immediately prior to the merger or consolidation, or the entity which shall have acquired such assets of the Company, such that each share of Series B Preferred Stock then outstanding will, without the consent of the holder thereof become convertible into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to such merger, consolidation, sale or transfer assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer. In the case of a cash merger of the Company into another entity or any other cash transaction of the type mentioned in this Section 4(i), each share of Series B Preferred Stock will thereafter be convertible at the Conversion Price in effect at such time into the same amount of cash per share into which each share of Series B Preferred Stock would have been convertible had such share been converted into Common Stock immediately prior to the effective date of such cash merger or transaction. The provisions of this Section 4(i) shall similarly apply to successive mergers, consolidations, sales or transfers.
     (I) The Company covenants that all shares of Common Stock which may be delivered upon conversion of shares of Series B Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable.
          The Company covenants that if any shares of Common Stock to be provided for the purpose of conversion of the Series B Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be validly issued upon such conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.
          The Company further covenants that so long as the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or the Nasdaq National Market or Small Cap Market, the Company will, if permitted by the rules of such exchange or market, list and keep listed so long as the Common Stock shall be so listed on such exchange or market, all Common Stock issuable upon conversion of the shares of Series B Preferred Stock.
     (J) Notwithstanding anything herein to the contrary, in no event shall a holder of Series B Preferred Stock have the right or be required to convert his, her or its shares of Series B Preferred Stock to the extent, and only to the extent, that as a result of such conversion, the aggregate number of shares of Common Stock beneficially owned by such holder, its affiliates and any “group” (as defined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) of which the holder may be deemed to be a party would exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this Section 4(J), beneficial ownership shall be calculated in accordance with Sections 13(d) and Section 16(a) of the Exchange Act. The provisions of this Section 4(J) may be waived by a holder as to itself (and solely as to itself) (i) prior to or contemporaneously with any issuance of the Series B Preferred Stock or (ii) upon not less than sixty-five (65) days prior written notice to the Company, and the provisions of this Section 4(J) shall continue to apply until such 65th day (or later, if stated in the notice of waiver). Notwithstanding the forgoing provisions of this Section 4 (J) or any other term or condition hereof, to the extent that any shares of Series B Preferred Stock are not converted, on the Mandatory Conversion Date, due to the application of this Section 4 (J), then such shares shall automatically, without any action by the Company or any holder of shares of Series B Preferred Stock and whether or not any such holder of shares of Series B Preferred Stock is required to convert such shares, cease to be entitled to the rights, powers and preferences under Sections 3, 4(E)(ii), 4(F), (5), 6(B) and 7 and thereafter, any holder of shares of Series B Preferred Stock shall only be entitled to the conversion thereof into shares of Common Stock of the Company, at the conversion rate in effect on the Mandatory Conversion Date, upon the surrender of the certificates representing such shares to the Company or its transfer agent.

     5. Liquidation Rights.
     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of shares of the Series B Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to Twenty-Five Thousand Dollars ($25,000), as adjusted for splits, reverse splits, stock dividends, share combinations and the like (the “Liquidation Preference”), per share of Series B Preferred Stock held by such holder, plus (a) an amount equal to accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution or winding-up and (b) an additional amount equal to 8% per annum of the Liquidation Preference per share for the period commencing on the Series B Preferred Stock Issue Date for such share and ending on the Business Day immediately preceding the date fixed for liquidation, dissolution or winding-up, in each case before any distribution is made on any Junior Securities, including, without limitation, the Common Stock. After payment in full of the Liquidation Preference and all other amounts to which holders of Series B Preferred Stock are entitled pursuant to this Section 5, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series B Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series B Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, to which each is entitled (including, in the case of the Series B Preferred Stock, all amounts payable pursuant to the first sentence of this Section 5). For the purposes of this Section 5, the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company:
     (i) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or consolidated assets of the Company and its subsidiaries in a single transaction or series of related transactions;
     (ii) the merger or consolidation of one or more other entities into or with the Company, the merger or consolidation of the Company into or with one or more other entities, other business combination involving the Company (including transactions involving subsidiaries of the Company), a sale of stock of the Company, or series or combination of such transactions, if the stockholders holding the outstanding shares of voting stock of the Company immediately prior to such transaction or transactions do not, immediately after the consummation of such transaction or transactions hold a majority of the outstanding shares of voting stock of the surviving entity.
          The holder of any shares of Series B Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 5 until such holder shall cause to be delivered to the Company the certificate(s) representing such shares of Series B Preferred Stock together with all duly executed stock powers as may be necessary to transfer such shares of Series B Preferred Stock to the Company. No interest shall accrue on any payment upon liquidation after the date thereof. Notwithstanding anything contained herein to the contrary, each holder shall have the right to convert the Series B Preferred Stock held by such holder in accordance with Section 4 hereof at any time prior to the end of the Business Day immediately preceding the date fixed for the liquidation, dissolution or winding-up of the Company.
     6. Voting Rights.
     (A) Except as otherwise provided herein or required by law, the Series B Preferred Stock shall be voted equally with the shares of the Common Stock and not as a separate class, at any annual or special meeting of the shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in each case upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to such number of votes as may be voted on the whole number of shares of Common Stock into which such holder’s aggregate shares of Series B Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. The holders of the shares of Series B Preferred Stock shall be entitled to 10 days’ prior notice (and if practicable and economically feasible, 20 days prior notice) of all stockholders’ meetings, and all proposed actions by written consent of the stockholders of the Corporation.
     (B) In addition to any other vote or consent required herein or by law, so long as fifty-one percent (51%) of the number of shares of Series B Preferred Stock issued pursuant to the Purchase Agreements remain outstanding, as adjusted for splits, reverse splits, stock dividends, share combinations and the like, the vote or written consent of the holders of at least sixty-six and two thirds (66 2/3) percent of the outstanding shares of Series B Preferred Stock, voting together as a single class, shall be necessary for effecting any of the following actions:
     (i) authorizing, creating, or issuing (by reclassification, merger, consolidation, reorganization or otherwise) any Parity Securities or Senior Equity Securities;
     (ii) declaring or paying any dividend or distribution on any of the Common Stock or any other Junior Securities;
     (iii) repurchasing, redeeming or otherwise acquiring, or authorizing, designating or agreeing to any redemption terms relating to, any shares of capital stock of the Company other than shares of Series B Preferred Stock;
     (iv) amending, altering, or repealing (including by merger, consolidation, reorganization or otherwise) the Company’s Bylaws or Articles of Incorporation (whether by merger, consolidation, recapitalization or otherwise) as to adversely affect the preferences, rights or privileges of, or the restrictions provided for the benefit of, the Series B Preferred Stock;
     (v) altering or changing (including by merger, consolidation, reorganization or otherwise) the rights, preferences or privileges (whether by merger, consolidation, recapitalization or otherwise) of, or the restrictions provided for the benefit of, the Series B Preferred Stock;

     (vi) unless at a price greater than the Conversion Price, issuing, reserving or authorizing shares of Common Stock or any right or option to purchase Common Stock or other security convertible into, or exercisable or exchangeable for, Common Stock on an aggregate basis in excess of ten percent (10%) of the Company’s outstanding shares of Common Stock on the Issue Date (other than the issuance of Excluded Shares); or
increasing or decreasing the authorized number of shares of the Series B Preferred Stock. Each of the foregoing covenants and approval rights is separate and independent. Notwithstanding the forgoing provisions of this Section 6(B) or any other term or condition hereof, any action by the Company to amend, alter, or repeal a provision of the Company’s Bylaws or Articles of Incorporation in furtherance of effectuating an increase in the number of shares of the Company’s authorized Common Stock, shall require only such consents or votes as determined by applicable law and shall not necessitate the vote or written consent of the holders of the outstanding shares of Series B Preferred Stock voting together as a class.
     7. Redemption. The holders of shares of Series B Preferred Stock shall be entitled to receive, for each share of Series B Preferred Stock owned by them, payment upon redemption equal to 100% of the face amount thereof plus all accrued but unpaid dividends thereon. The holders of Series B Preferred Stock, when redeemed (whether pursuant to (A) or (B) below), shall surrender the certificate or certificates representing such shares at any of the offices or agencies maintained for such purpose by the Company. For each certificate representing one or more shares of Series B Preferred Stock surrendered upon redemption, the Company shall pay, within three (3) Business Days following the surrender of the original Series B Preferred Stock certificates, to the same named Person as the name in which such shares are registered, the redemption price (in the manner specified in (A) or (B) below, as the case may be) for each share of Series B Preferred Stock so surrendered in accordance with the provisions of this Section 7.
          (A) Optional Redemption
          Beginning on the day that is the third anniversary of the date of issuance of the Series B Preferred Stock, all shares of the Series B Preferred Stock that remain outstanding may be redeemed, at the option of the Issuer, on 20 days prior written notice to the holder (such notice being the “Redemption Notice”). Holders of all shares of Series B Preferred Stock which remain outstanding after the Company shall have issued a Redemption Notice, shall be entitled to receive payment in cash equal to 100% of the face amount thereof plus accrued and unpaid dividends through the date that is twenty days following the date the Redemption Notice was issued, subject to the holders’ presentation to the Company of the original Series B Preferred Stock certificate. No dividends shall accrue or be payable on any shares of Series B Preferred Stock from and after the twentieth day following the date of any such Redemption Notice.
          On the 20th day following the date the Company issues a Redemption Notice, no shares of Series B Preferred Stock will remain outstanding and all shares will automatically be cancelled and retired and will cease to exist and former holders of Series B Preferred Stock will cease to have any rights as a stockholder resulting therefrom, except the right to receive a payment in cash equal to 100% of the face amount of the Series B Preferred Stock on the date the Redemption Notice was issued plus accrued but unpaid dividends calculated through the day that is twenty days following the date of the Redemption Notice or, if sooner, the date that the original Series B Preferred Stock certificates are delivered to the Company for redemption. Notwithstanding anything contained herein to the contrary, each holder shall have the right to convert the Series B Preferred Stock held by such holder in accordance with Section 4 hereof at any time before the date which is 20 days following the date the Company issues a Redemption Notice.
          (B) Mandatory Redemption
          On the fourth anniversary of the Issue Date (the “Mandatory Redemption Date”), all shares of the Series B Preferred Stock that remain outstanding shall automatically be cancelled and retired and will cease to exist and former holders of Series B Preferred Stock will cease to have any rights as a stockholder resulting therefrom, except the right, upon presentation and surrender to the Company of the original share certificate, to receive the redemption price which equals 100% of the face amount thereof plus accrued but unpaid dividends thereon through the Mandatory Redemption Date. No shares of Series B Preferred Stock will remain outstanding on or after the Mandatory Redemption Date. The Company shall have the option, in its sole discretion, to pay the redemption price in connection with a mandatory redemption contemplated by this Section 7(B) on the Mandatory Redemption Date in either (i) cash or (ii) shares of Company’s Common Stock valued at the lesser of 90% of the volume-weighted average price of the Company’s Common Stock for the 20 trading days prior to the Mandatory Redemption Date or the Conversion Price then in effect. The Redemption Notice delivered in connection with a mandatory redemption pursuant to this Section 7(B) shall specify whether the redemption price will be paid by the Company in cash or shares as contemplated by this Section 7(B).
     8. Headings of Subdivisions.
     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     9. Severability of Provisions.
     If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

     10. Reissuance of Series B Preferred Stock.
     Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Nevada) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares must be in compliance with the terms hereof and provided further that such shares may not be reissued as Series B Preferred Stock.
     11. Mutilated or Missing Series B Preferred Stock Certificates; Office.
     If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent. The Company will, so long as any shares of Series B Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration and where such shares may be presented for conversion. Any holder of Series B Preferred Stock may inspect the register of holders and their addresses at such office or agency.
     12. Reports.
     The Company shall mail to all holders of Series B Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.
     13. No Impairment.
     The Company will not, by amendment of its Articles of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.
     14. Notices of Record Date.
     In addition to the requirements of Section 4(F), if the Company shall propose at any time:
     (A) to declare any dividend or distribution upon its Common Stock or other equity securities, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

     (B) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
     (C) to effect any reclassification or recapitalization of its Common Stock or other equity securities outstanding involving a change in the Common Stock or other equity securities;
     (D) to merge or consolidate with or into any other Person, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up (as defined herein), then, in connection with each such event, the Company shall send to the holders of the Series B Preferred Stock in addition to any notice required by applicable law:
     (i) at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (A) and (B) above; and
     (ii) in the case of the matters referred to in (C) and (D) above, at least fifteen (15) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).
     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series B Preferred Stock at the address for each such holder as shown on the books of the Company.
     15. Certain Definitions.
     As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
     “Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.
     “Closing Price” for any day shall be the last reported sale price regular way of the Common Stock on the New York Stock Exchange or, if the Common Stock is not listed on The New York Stock Exchange, the average of the closing sale prices on such day of the Common Stock on all average of the closing sale prices on such day of the Common Stock on all domestic exchanges on which the shares of Common Stock may at the time be listed, or if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices of the Common Stock on all such exchanges or, if on such day such shares of Common

Stock shall not be so listed, the average of the comparative bid and asked prices quoted for the Common Stock in the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System as of 4:00 P.M., New York City time on such day, or if such shares shall not be quoted in the NASDAQ System, the average of the high and low bid and asked price of the Common Stock on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any other successor organization. If at any time such shares of Common Stock are not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the Closing Price shall be the fair market value thereof determined by the Board of Directors of the Company in good faith.
     “Commission” means the Securities and Exchange Commission.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Shares” means any of: (i) shares of Common Stock issued or issuable pursuant to the Company’s Series B Preferred Stock, Series B Warrants, or Series B-Agent Warrants, specifically including all shares of Common Stock which may be issued upon conversion or exercise thereof or which may be issued as dividends thereon, (ii) shares of Common Stock issued or issuable pursuant to the Company’s Series A Convertible Preferred Stock, specifically including all conversion shares and all shares that may be issued as dividends thereon, (iii) shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the Issue Date, (iv) shares of Common Stock issuable pursuant to or upon the conversion of any note, debenture, debt instrument and all other written agreements to which the Company is a party on the Issue Date (v) shares of Common Stock (including grants, options and warrants) issuable pursuant to or in accordance with any plan for which the Company has filed a registration statement that has been declared effective including, without limitation, the 1994 Stock Plan, the 2005 Stock Plan and the Consultant Compensation Plan, or any other stock plan, option plan or written agreements to which the Company is a party on the Issue Date, including all modifications and replacements thereof, (vi) shares of Common Stock issued or issuable pursuant to the Company’s Series A-1 Warrants, (vii) shares of Common Stock issued or issuable pursuant to the Company’s Series A-2 Warrants and (viii) shares of Common Stock issued or issuable pursuant to the Company’s Series A-Agent Warrants. Any Excluded Shares issued and outstanding on the Series B Preferred Stock Issue Date that are thereafter amended or modified pursuant to an agreement between the Company and the holder thereof such that the effective price per share of the Common Stock to be issued on the exercise, conversion or exchange thereof is less than the Conversion Price, shall as the result of such amendment or modification thereupon not constitute Excluded Shares. The immediately preceding sentence applies only to such issued and outstanding shares that are affected by such amendment or modification and shall be effective concomitantly with any such amendment or modification taking effect. For the purposes of this definition the effective price per share shall be calculated by dividing the number of shares of Common Stock to be issued upon any such exchange or conversion by the sum of (a) the amount of all consideration given or paid for the securities to be exchanged or converted in to Common Stock and (b) the consideration to be paid upon such issue, exchange or conversion for Common Stock.
     “Issue Date” means the date on which shares of Series B Preferred Stock are first issued to any Person.

     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Purchase Agreement” means each separate Purchase Agreement, dated as of the date thereof, entered into by the Company in separate transactions with the party or parties named therein.
     “Registration Rights Agreements” means the separate Registration Rights Agreements dated as of the date thereof, entered into by the Company in separate transactions with the party or parties named therein.
     “Trading Day” means a day on which the securities exchange, association, or quotation system on which shares of Common Stock are listed for trading shall be open for business or, if the shares of Common Stock shall not be listed on such exchange, association, or quotation system for such day, a day with respect to which trades in the United States domestic over the counter market shall be reported.
     “Transfer Agent” shall be Wells Fargo Share Owner Services unless and until a successor is selected by the Company.
     IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Secretary this ___th day of August 2005.

VISEON, INC.,

By:

John Harris, President

ATTEST:
[CORPORATE SEAL]

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